Exhibit 99.07

Pazoo CEO Appears On Crowdfund Televevision Co-Hosted By Original “Shark Tank” Shark, Kevin Harrington And Don Baillargeon Of Money TV

WHIPPANY, N.J., May 14, 2014 /PRNewswire/ -- Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased announce that Pazoo CEO, David Cunic, was interviewed on this week’s Crowdfund Television episode.  Crowdfund TV is co-hosted by Shark Tanks’s original shark and entrepreneur extraordinaire Kevin Harrington who recently appeared on the cover of Opportunist Magazine where he gave an in depth interview about the burgeoning new show Crowdfund TV. Donald Baillargeon of MoneyTV is the shows producer and Mr. Harrington’s co-host. To view Mr. Cunic’s interview please see the following link: http://vimeo.com/95043244

On this episode of Crowdfund TV, Pazoo CEO discussed Pazoo, Inc.’s entry into the medical marijuana testing industry as well as the quickly expanding traffic on www.pazoo.com and the accelerating revenue growth the Company is currently experiencing. CEO, David Cunic, will display the new clothing line starting with two offerings of T-shirts. Additionally a 10% convertible note offering was announced with a convertible strike price above current market prices that will be presented only for accredited investors. The funds from this offering will be used to accelerate the already fast growth rates Pazoo is currently experiencing.

CEO of Pazoo, Inc., David Cunic stated, "It truly is an honor to appear on a show with such highly revered entrepreneurs and savvy businessmen.  We are entering an exciting growth phase as a company and we are confident that Crowdfund TV will be a catalyst for Pazoo moving forward.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Stephen Taylor
Taylor Capitol
973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: May 14, 2013